UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                               ECKERD CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title Of Class of Securities)


                                   278763107
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).












                             PAGE 1 of 42 PAGES

--------------------------------                              ------------------
CUSIP NO.  278763107                         13G              PAGE 2 OF 42 PAGES
           ---------
--------------------------------                              ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch & Co., Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,022,694
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,022,694
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,022,694

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.79%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     HC, CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                              ------------------
CUSIP NO.  278763107                         13G              PAGE 3 OF 42 PAGES
           ---------
--------------------------------                              ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Group, Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,694
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,694

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,694

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     HC, CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                              ------------------
CUSIP NO.  278763107                         13G              PAGE 4 OF 42 PAGES
           ---------
--------------------------------                              ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Partners, Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                              ------------------
CUSIP NO.  278763107                         13G              PAGE 5 OF 42 PAGES
           ---------
--------------------------------                              ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch LBO Partners No. I, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                              ------------------
CUSIP NO.  278763107                         13G              PAGE 6 OF 42 PAGES
           ---------
--------------------------------                              ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch LBO Partners No. B-II, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                              ------------------
CUSIP NO.  278763107                         13G              PAGE 7 OF 42 PAGES
           ---------
--------------------------------                              ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Appreciation Partnership No. II, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                              ------------------
CUSIP NO.  278763107                         13G              PAGE 8 OF 42 PAGES
           ---------
--------------------------------                              ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Offshore LBO Partnership No. II

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                              ------------------
CUSIP NO.  278763107                         13G              PAGE 9 OF 42 PAGES
           ---------
--------------------------------                              ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML IBK Positions, Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 10 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KECALP Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 11 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch KECALP 1989

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 12 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch KECALP L.P. 1986

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 13 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Corporation

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 14 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 15 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Offshore LBO Partnership No. B-IX

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 16 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Employees LBO Managers, Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 17 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Employees LBO Partnership No. I, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 18 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MLCP Associates L.P. No. II

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 19 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch MBP Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 20 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merchant Banking L.P. No. IV

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        2,020,634
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   2,020,634

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,020,634

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.78%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 21 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Venture Partners II, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        None
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   None

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 22 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Oklahoma Venture Partners L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        None
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   None

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 23 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Venture Capital, Inc.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        None
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   None

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 24 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MLVP II Co., L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        None
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   None

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 25 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MLOK Co., L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        None
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   None

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------                             -------------------
CUSIP NO.  278763107                        13G              PAGE 26 OF 42 PAGES
           ---------
--------------------------------                             -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Leasing Equipment Corp.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        None
    EACH
  REPORTING   ------------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   None

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1 (a)        Name of Issuer:
                  ---------------

                  Eckerd Corporation

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  8333 Bryan Dairy Road, Largo, Florida 34647

Item 2 (a)        Names of Persons Filing:
                  ------------------------

                  Merrill Lynch & Co., Inc.
                  Merrill Lynch Group, Inc.
                  Merrill Lynch Capital Partners, Inc.
                  Merrill Lynch LBO Partners No. I, L.P.
                  Merrill Lynch LBO Partners No. B-II, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. II, L.P. ML Offshore LBO Partnership No. II
                  ML IBK Positions, Inc.
                  KECALP Inc.
                  Merrill Lynch KECALP 1989
                  Merrill Lynch KECALP 1986
                  Merrill Lynch Capital Corporation
                  Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P. ML Offshore LBO Partnership No. B-IX
                  ML Employees LBO Managers, Inc.
                  ML Employees LBO Partnership No. I, L.P.
                  MLCP Associates L.P. No. II
                  Merrill Lynch MBP Inc.
                  Merchant Banking L.P. No. IV
                  ML Venture Partners II, L.P.
                  ML Oklahoma Venture Partners L.P.
                  Merrill Lynch Venture Capital Inc.
                  MLVP II Co., L.P.
                  MLOK Co., L.P.
                  ML Leasing Equipment Corp.


Item 2 (b)        Address of Principal Business Office, or, if none, Residence:
                  -------------------------------------------------------------

                  Merrill Lynch & Co., Inc.
                  Merrill Lynch Group, Inc.
                  250 Vesey Street
                  World Financial Center, North Tower
                  New York, New York 10281

                  Merrill Lynch Capital Partners, Inc.
                  Merrill Lynch LBO Partners No. I, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. II, L.P. ML Offshore LBO Partnership No. II


                              PAGE 27 OF 42 PAGES

                  ML IBK Positions, Inc.
                  KECALP Inc.
                  Merrill Lynch KECALP 1989
                  Merrill Lynch KECALP 1986
                  Merrill Lynch Capital Corporation
                  Merrill Lynch LBO Partners No. B-II, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P. ML Offshore LBO Partnership No. B-IX
                  ML Employees LBO Managers, Inc.
                  ML Employees LBO Partnership No. I, L.P.
                  MLCP Associates L.P. No. II
                  Merrill Lynch MBP Inc.
                  Merchant Banking L.P. No. IV
                  ML Venture Partners II, L.P.
                  ML Oklahoma Venture Partners L.P.
                  Merrill Lynch Venture Capital Inc.
                  MLVP II Co., L.P.
                  MLOK Co., L.P.
                  ML Leasing Equipment Corp.
                  225 Liberty St.
                  New York, NY 10080

Item 2 (c)        Citizenship:
                  ------------

                  Delaware, except ML Offshore LBO Partnership No. II and ML Offshore LBO Partnership No. B-IX, which are Cayman Islands partnerships.

Item 2 (d)        Title of Class of Securities:
                  -----------------------------

                  Common Stock, par value $.01 per share

Item 2 (e)        CUSIP Number
                  ------------

                  278763107


Item 3            If this statement is filed pursuant to Rules 13d-1 (b), or
                  ----------------------------------------------------------
                  13d-2(b), check whether the person filing is a
                  ----------------------------------------------

                  (a) [ ] Broker or Dealer registered under Section 16 of the
                               Act
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d) [ ] Investment Company registered under section 8 of the
                               Investment Company Act
                  (e) [ ] Investment Adviser registered under section 203 of the
                               Investment Advisers Act of 1940
                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement
                               Income Security Act of 1974 or Endowment Fund;
                               see


                              PAGE 28 OF 42 PAGES

                               Sec. 240.13d-1(b)(l)(ii)(F)
                  (g) [ ] Parent Holding Company, in accordance with Sec.
                               240.13d-1(b)(ii)(G)  (Note: See Item 7)
                  (h) [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4            Ownership
                  ---------

            (a)   Amount Beneficially Owned:

See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO Partners No. I, L.P., Merrill Lynch LBO Partners No. B-II, L.P., KECALP Inc., ML Employees LBO Managers, Inc., Merrill Lynch MBP Inc., Merrill Lynch Venture Capital Inc., MLVP II Co., L.P., MLOK Co., L.P. and ML Leasing Equipment Corp. (the "Reporting Persons") disclaim beneficial ownership of the securities of Eckerd Corporation referred to herein, and the filing of this
Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Eckerd Corporation covered by this statement.

            (b)   Percent of Class:

                               See Item 11 of Cover Pages

            (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:
                               See Item 5 of Cover Pages

                    (ii)  shared power to vote or to direct the vote:
                               See Item 6 of Cover Pages

                    (iii) sole power to dispose or to direct the disposition of:
                               See Item 7 of Cover Pages

                    (iv)  shared power to dispose or to direct disposition of:
                               See Item 8 of Cover Pages

Item 5            Ownership Five Percent or Less of a Class.
                  -----------------------------------------

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  -------

      Certain wholly-owned subsidiaries of Merrill Lynch & Co., Inc., and Merrill Lynch Group, Inc., either directly or as general partner of various limited partnerships have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the class of securities reported herein. See Exhibit A.


                              PAGE 29 OF 42 PAGES

Item 7            Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  --------

                  See Exhibit A

Item 8            Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  See Exhibit B

Item 9            Notice of Dissolution of Group.
                  -------------------------------

                  Not Applicable

Item 10           Certification.
                  --------------

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.








                              PAGE 30 OF 42 PAGES

Signature.
----------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    MERRILL LYNCH & CO., INC.
                                    MERRILL LYNCH GROUP, INC.
                                    ML IBK POSITIONS, INC.
                                    KECALP INC.
                                    MERRILL LYNCH MBP INC.


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L. Tu
                                            Attorney-in-Fact*

                                    MERRILL LYNCH CAPITAL PARTNERS, INC.


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L. Tu
                                            Vice President & Secretary

                                    MERRILL LYNCH LBO PARTNERS
                                      NO. I, L.P.
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L. Tu
                                            Vice President & Secretary

                                    MERRILL LYNCH LBO PARTNERS
                                      NO. B-II, L.P.
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L. Tu
                                            Vice President & Secretary


------------
* See Exhibit C for Power of Attorney

                              PAGE 31 OF 42 PAGES

                                    MERRILL LYNCH CAPITAL
                                      APPRECIATION PARTNERSHIP
                                      NO. II, L.P.
                                    By:  Merrill Lynch LBO Partners
                                            No. I, L.P., its general partner
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Vice President & Secretary



                                    ML OFFSHORE LBO PARTNERSHIP NO. II
                                    By:  Merrill Lynch LBO Partners No. I, L.P.,
                                            its investment general partner
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Vice President & Secretary


                                    MERRILL LYNCH KECALP 1989
                                    By:  KECALP Inc., its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Attorney-in-Fact*



                                    MERRILL LYNCH KECALP 1986
                                    By:  KECALP INC. its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Attorney-in-Fact*


------------
* See Exhibit C for Power of Attorney

                              PAGE 32 OF 42 PAGES

                                    MERRILL LYNCH
                                     CAPITAL CORPORATION


Date:  February 13, 1996            By:     /s/ James Rossi
                                       ---------------------------------
                                            James Rossi
                                            Secretary



                                    MERRILL LYNCH CAPITAL
                                     APPRECIATION PARTNERSHIP
                                     NO. B-IX, L.P.
                                    By:  Merrill Lynch LBO Partners
                                          No. B-II, its general partner
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                          its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Vice President & Secretary



                                    ML OFFSHORE LBO PARTNERSHIP NO. B-IX, L.P.
                                    By:  Merrill Lynch LBO Partners No. B-II,
                                          L.P., its investment general partner
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                          its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Vice President & Secretary


                                    ML EMPLOYEES LBO MANAGERS, INC.


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Secretary


                              PAGE 33 OF 42 PAGES

                                    ML EMPLOYEES LBO PARTNERSHIP
                                      NO. I L.P.
                                    By:  ML Employees LBO Managers, Inc.
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Secretary


                                    MLCP ASSOCIATES L.P. NO. II
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Vice President &Secretary


                                    MERCHANT BANKING L.P. NO. IV
                                    By:  Merrill Lynch MBP Inc.
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Attorney-in-Fact*


                                    ML VENTURE PARTNERS II, L.P.
                                    By:  MLVP II CO. L.P. Venture
                                            its general partner
                                    By:  Merrill Lynch Venture Capital, Inc.,
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Secretary


------------
* See Exhibit C for Power of Attorney

                              PAGE 34 OF 42 PAGES

                                    ML OKLAHOMA VENTURE
                                    PARTNERSHIP L.P.
                                    By:  MLOK CO., L.P.
                                            its general partner
                                    By:  Merrill Lynch Venture Capital, Inc.,
                                            its general partner


Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Secretary


                                    MLVP II CO., L.P.
                                    By:  Merrill Lynch Venture Capital, Inc.,
                                            its general partner

Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Secretary


                                    MLOK CO., L.P.
                                    By:  Merrill Lynch Venture Capital, Inc.,
                                            its general partner

Date:  February 13, 1996            By:     /s/ Marcia L. Tu
                                       ---------------------------------
                                            Marcia L.Tu
                                            Secretary


                                    ML LEASING EQUIPMENT CORP.


Date:  February 13, 1996            By:     /s/ James Rossi
                                       ---------------------------------
                                            James Rossi
                                            Secretary


                              PAGE 35 OF 42 PAGES

                            EXHIBIT A TO SCHEDULE 13G
                            -------------------------

                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                    -----------------------------------------

      Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Capital Partners, Inc. ("MLCP"), Merrill Lynch Venture Capital Inc. ("MLVC"), KECALP Inc. ("KECALP"), Merrill Lynch MBP Inc. ("MLMBP"), Merrill Lynch Capital Corporation ("MLCC"), ML Employees LBO Managers, Inc. ("LBO"), ML Leasing Equipment Corp. ("Leasing") and ML IBK Positions, Inc. ("MLIBK"). The relevant subsidiaries of ML Group are MLCP, MLVC, KECALP, MLMBP, MLCC, LBO, Leasing and MLIBK.

      ML Group, a wholly-owned direct subsidiary of ML&Co. may be deemed to be the beneficial owner of 5.78% of the securities of Eckerd Corporation (the "Securities") by virtue of its control of its wholly-owned subsidiaries MLCP, KECALP, MLMBP, MLCC, LBO and MLIBK.

      MLCP, a Delaware corporation, may be deemed to be the beneficial owner of Securities by virtue of (i) its status as general partner of a limited partnership, Merrill Lynch LBO Partners No. I, L.P., ("LBO I"), that acts as general partner of two limited partnerships that own the Securities, (ii) its status as general partner of a limited partnership, Merrill Lynch LBO Partners No. B-II, L.P. ("LBO B-II") that acts as general partner of two limited partnerships that own the securities, (iii) its control of its wholly-owned subsidiary LBO, which is the general partner of a limited partnership and (iv) its status as general partner of MLCP Associates L.P. No. II. Each of such partnerships own of such record less than 5% of the Securities.

      KECALP and MLMBP are all wholly-owned subsidiaries of ML Group and each act as general partners of limited partnerships or have subsidiaries that act as general partner for limited partnerships that are record owners of the Securities. No one limited partnership owns more than 5% of the Securities.

      MLCC is a wholly-owned subsidiary of MLIBK, which is a wholly-owned subsidiary of ML Group. Each of MLCC and MLIBK are record owners of less than 5% of the Securities.

      Those partnerships that are the record owners of the Securities and MLCC and MLIBK may be deemed to be a group and therefore may be deemed to beneficially own all of the Securities held by the group, which constitute 5.78% of the outstanding Securities. Consequently, each of the general partners of the partnerships and their parent corporations may also be deemed to beneficially own all of the Securities held by the group. Each of the entities disclaims beneficial ownership of the Securities not held of record by it.

      Certain entities that are filing and reporting their holdings as zero were deemed to be holders of 5% or more of the Securities in the last Schedule 13G filed by them. However, they have since sold their entire position in the Securities and are no longer part of the filing group.


                              PAGE 36 OF 42 PAGES

                            EXHIBIT B TO SCHEDULE 13G
                            -------------------------

         ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP
         --------------------------------------------------------------

The following entities may be deemed to be members of a group. All of such entities disclaim membership in such group, except Merrill Lynch Capital Appreciation Partnership No. II, L.P., ML Offshore LBO Partners No. II, Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P. and ML Offshore LBO Partners No. B-IX. See Exhibit A.

Merrill Lynch Capital Appreciation Partnership No. II, L.P.
ML Offshore LBO Partners No. II
Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P.
ML Offshore LBO Partners No. B-IX
ML IBK Positions, Inc.
ML Employees LBO Partnership No. I, L.P.
KECALP 1986 L.P.
KECALP 1989 L.P.
Merrill Lynch Capital Corporation
ML Employees LBO Partnership No. I, L.P.
MLCP Associates L.P. No. II
Merchant Banking L.P. No. IV





                              PAGE 37 OF 42 PAGES

                                    EXHIBIT C
                                    ---------

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                            MERRILL LYNCH & CO., INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                            MERRILL LYNCH & CO., INC.



                            By /s/Barry S. Friedberg
                               -----------------------------------
                               Barry S. Friedberg
                               Executive Vice President


                              PAGE 38 OF 42 PAGES

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                            MERRILL LYNCH GROUP, INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.


                            MERRILL LYNCH GROUP, INC.



                            By: /s/Rosemary T. Berkery
                                -----------------------------------
                                Rosemary T. Berkery
                                Vice President


                              PAGE 39 OF 42 PAGES

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                             ML IBK POSITIONS, INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML IBK Positions, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                             ML IBK POSITIONS, INC.



                             By: /s/James V. Caruso
                                ----------------------------------
                                James V. Caruso
                                Vice President


                              PAGE 40 OF 42 PAGES

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                                   KECALP INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                             KECALP INC.



                             By: /s/James V. Caruso
                                ----------------------------------
                                James V. Caruso
                                Vice President


                              PAGE 41 OF 42 PAGES

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                             MERRILL LYNCH MBP INC.

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

      (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch MBP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                             MERRILL LYNCH MBP INC.



                             By:  /s/ James V. Caruso
                                ----------------------------------
                                 James V. Caruso
                                 Vice President




                              PAGE 42 OF 42 PAGES